Western Minerals Inc.

P.O. Box 3540

4590 Doedar Rd.

Silver Springs, NV 89429

Phone: 775 577-4822

To: Global West Resources Inc.

45 Milford Avenue

Toronto, ON M6M 2WI Canada

Attention: Pavle Zderic, President/Director

Dear Mr. Zderic:

This is to confirm to you that your Company is the beneficial owner of the Hot 1-4 mineral claims located in Esmeralda County, NV USA. The mineral claim descriptions are as follows: Bureau of Land Management (BLM) and Esmeralda County registration numbers of the Hot 1-4 mineral claims record DO. is 0954165-168 and 167054-57, respectively. The mineral claims are currently in the name of Darlene Kraft an employee of Western Minerals Inc, ('AM) and being held In Trust for the beneficial owner because of certain filings that have to be made on the mineral claims by the writer that could be complicated by the present change of ownership and address.

Thank you for your patience.

Best regards,

/s/ James McLeod

James W. McLeod, P.Geo

July 23, 2007